Exhibit 99.1

Green Bankshares Receives Preliminary Approval to Participate in the U.S. Treasury Department's Capital Purchase Program

GREENEVILLE, Tenn.--(BUSINESS WIRE)--November 25, 2008--Green Bankshares, Inc. (NASDAQ: GRNB), the holding company for GreenBank, today announced that it has received preliminary approval to participate in the U.S. Treasury Department's Capital Purchase Program, part of the government's effort to restore confidence in the nation's financial system by providing capital to healthy financial institutions. Under the program, and subject to satisfaction of standard closing conditions and approval by the Company's shareholders of an amendment to the Company's charter to authorize the issuance of preferred stock, the Treasury Department will invest $72,278,000 in newly issued preferred equity stock of Green Bankshares, which will carry a 5% coupon for five years, and 9% thereafter.

Stan Puckett, Chairman and Chief Executive Officer, said, "This government program is essential in helping to revive the U.S. economy by creating liquidity and providing additional capital to banks, which in turn should increase lending capacity to businesses and customers. We intend to deploy this capital prudently, using it not only to strengthen our capital base cost effectively, but also to grow customer relationships and expand our banking franchise. Participation in this program should enhance our already strong capital base, and we are pleased to be able to support the Treasury's efforts to revitalize the economy."

The Company expects that the additional capital provided by the Capital Purchase Program will increase GreenBank's total risk-based capital ratio to 14.59% from 11.59% as of September 30, 2008. A total risk-based capital ratio of 10.00% is required for a bank to be considered "well-capitalized" within the meaning of federal regulatory requirements.

Greeneville, Tennessee-based Green Bankshares, Inc., with total assets of approximately $3.012 billion, is the holding company for GreenBank. GreenBank, which traces its origin to 1890, has 64 branches across East and Middle Tennessee, and one branch each in Bristol, Virginia, and Hot Springs, North Carolina. It also provides wealth management services through its GreenWealth Division and residential mortgage lending through its Mortgage Division. In addition, GreenBank conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in automobile lending; and Fairway Title Co., a title insurance company.

Certain matters discussed in this news release are not historical facts but are "forward-looking statements" within the meaning of and are furnished pursuant to the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties related to the Company's business are discussed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2007, and Quarterly Reports on Form 10-Q. In addition, the Company can not assure investors that it, or the United States Treasury, will ultimately execute definitive documents related to the Capital Purchase Program or that the closing of the issuance of the preferred shares to the United States Treasury pursuant to the Capital Purchase Program will occur. Further, the Company can not assure investors that the Company's shareholders will approve the amendment to the Company's charter to authorize the issuance of preferred stock that must be approved for the Company to participate in the Capital Purchase Program. The Company undertakes no obligation to update forward-looking statements.

CONTACT:
Green Bankshares, Inc.
James E. Adams, 423-278-3050
Executive Vice President and Chief Financial Officer